Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Class A Common Stock, $0.001 par value per share, of Ault Alliance, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: July 24, 2024

AULT & COMPANY, INC.
/s/ Milton C. Ault, III
MILTON C. AULT, III	By:	/s/ Milton C. Ault, III
		Name:	Milton C. Ault, III
		Title:	Chief Executive Officer

/s/ William B. Horne
WILLIAM B. HORNE

/s/ Henry C.W. Nisser
HENRY C.W. NISSER

/s/ Kenneth S. Cragun
KENNETH S. CRAGUN